Exhibit 10.14

SAVERS, INC.

EXECUTIVE AND MANAGEMENT DEFERRAL PLAN

Effective January 1, 2005

As Amended and Restated for compliance with IRC Section 409A

December 31, 2008

TABLE OF CONTENTS

ARTICLE I : INTRODUCTION		1
1.01	Name of Plan	1
1.02	Purpose and Intent of Plan	1
1.03	Effective Date	1
ARTICLE II : DEFINITIONS		2
2.01	Account	2
2.02	Annual Deferral	2
2.03	Article	2
2.04	Beneficiary	2
2.05	Board	2
2.06	Change of Control	2
2.07	Code	3
2.08	Company	3
2.09	Deferral Contributions	3
2.10	Deferral Contributions Account	4
2.11	Disability	4
2.12	Discretionary Contributions	4
2.13	Discretionary Contributions Account	4
2.14	Eligible Bonus	4
2.15	Eligible Employee	5
2.16	Eligible Salary	5
2.17	40l(k) Matching Contribution	5
2.18	Matching Contributions	5
2.19	Matching Contributions Account	6
2.20	Participant	6
2.21	Participating Company	6
2.22	Person	6
2.23	Plan	6
2.24	Plan Administrator	6
2.25	Plan Year	6
2.26	Related Company	6
2.27	Savers Inc. 401(k) Plan	7
2.28	Section	7

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2.29	Stock Option Gain	7
2.30	Subaccount	7
2.31	Unforeseeable Emergency	7
2.32	Year of Service	7
ARTICLE III : ELIGIBILITY AND ELECTION TO DEFER		8
3.01	Eligibility	8
3.02	Deferral Amounts	8
3.03	Election to Defer	8
3.04	Termination of Participation	9
ARTICLE IV : ACCOUNTS; CREDITS AND OTHER ADJUSTMENTS		10
4.01	Accounts	10
4.02	Matching Contributions	10
4.03	Discretionary Contributions	10
4.04	Hypothetical Investment Performance; Other Adjustments	11
4.05	No Funding; Use of Grantor Trust	12
ARTICLE V : PAYMENTS		13
5.01	Effect of Deferral	13
5.02	Method of Payment	13
5.03	Time of Distribution (or Commencement of Distribution)	14
5.04	Unforeseeable Emergency	15
5.05	Vesting	15
5.06	Withholding: Payroll Taxes	16
5.07	Incompetent	16
ARTICLE VI : BENEFICIARY DISIGNATION		17
6.01	Beneficiary Designation	17
6.02	No Valid Beneficiary	17
ARTICLE VII : CLAIMS FOR BENEFITS		18
7.01	Claim for Benefits	18
7.02	Request for Review of a Denial of a Claim for Benefits	18
7.03	Decision Upon Review of Claim Denial	18
7.04	Dispute Resolution	19
ARTICLE VIII : PLAN ADMINISTRATION, AMENDMENT, TERMINATION		20
8.01	Plan Administration	20
8.02	Plan Amendment	20
8.03	Plan Termination	20

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ARTICLE IX : MISCELLANEOUS		22
9.01	Notice	22
9.02	Successors	22
9.03	Rights Not Assignable	22
9.04	Inability to Locate Participants and Beneficiaries	22
9.05	Certain Rights Reserved	23
9.06	Severability	23
9.07	Titles and Headings Not to Control	23
9.08	Governing Law	23

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ARTICLE I: INTRODUCTION

1.01	Name of Plan

Effective January 1, 2005, Savers, Inc. (the “Company”) established an unfunded, deferred compensation plan for a select group of management or highly compensated employees of the Company and any Participating Company. The Company hereby amends and restates such plan to fully comply with Internal Revenue Code Section 409A, as of December 31, 2008. This plan shall be known as the “Savers Inc. Executive and Management Deferral Plan” (the “Plan”).

This amendment and restatement applies only to amounts deferred under the Plan on or after January 1, 2005. Amounts deferred under the Savers, Inc. 2000 Deferred Compensation Plan and any amendments or restatements thereto (the “Prior Plan”), prior to January 1, 2005 that were vested as of December 31, 2004 (the “Grandfathered Accounts”) shall be subject to the provisions of the Prior Plan, as in effect on October 3, 2004, as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts in the Prior Plan are to remain exempt from the requirements of Code Section 409A. It is expressly understood and intended that all amounts deferred, and earnings thereon, under this Plan are subject to the provisions of Code Section 409A.

1.02	Purpose and Intent of Plan

The Plan is intended to be an unfunded plan sponsored by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its subsidiaries (and intended to be within the exemptions therefore, without limitation, of Sections 201(2), 301(a)(3), 401(a)(l) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section220.104-23 of the Labor Regulations). The Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The Plan is not intended to be a qualified plan under Section40l(a) of the Code; rather, the Plan is intended to be a “nonqualified” plan, intended to meet the requirements of Code Section 409A. The Plan shall be operated and interpreted consistent with that intent.

1.03	Effective Date

The Plan effective date is January 1, 2005. This restatement is intended to conform the Plan provisions with all aspects of the final regulations issued by the Internal Revenue Service related to Code Section 409A.

ARTICLE II: DEFINITIONS

Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth below. Gender-specific pronouns in the Plan shall include the other gender and, where appropriate, the singular form shall include the plural.

2.01	Account

“Account” means the separate account established and maintained for each Participant which represents his or her vested and unvested interest in the Plan as of any date, and which consists of the sum of the following Subaccounts, as adjusted for allocations of Earnings, distributions, and other factors that may affect the value of such Subaccounts: Deferral Contributions Account, Matching Contributions Account, and Discretionary Contributions Account.

2.02	Annual Deferral

“Annual Deferral” means the deferral with respect to a Plan Year elected by a Participant in accordance with Section 3.03.

2.03	Article

“Article” means an article of the Plan.

2.04	Beneficiary

“Beneficiary” means the person(s) or entity(ies) entitled to receive any Plan benefits payable after the Participant’s death, in accordance with Article VI below.

2.05	Board

“Board” means the Board of Directors of the Company.

2.06	Change of Control

“Change of Control” means, with respect to any Participating Company that is organized as a corporation, an event on the date on which any of the following events occur:

(i)	a change in the ownership of the Participating Company;

(ii)	a change in the effective control of the Participating Company; or

(iii) a change in the ownership of a substantial portion of the assets of the Participating Company.

For purposes of this definition, a change in the ownership of the Participating Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Company that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Participating Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Participating Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Participating Company.

A change in the effective control of the Participating Company occurs on the date on which a majority of the members of the Participating Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Company.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Company, acquires assets from the Participating Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Participating Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change of Control with respect to a Participant only if the Participant performs services for the Participating Company that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A

2.07	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

2.08	Company

“Company” means Savers, Inc., a Washington corporation, and any business organization or corporation into which Savers, Inc. may be merged or consolidated or by which it may be succeeded.

2.09	Deferral Contributions

“Deferral Contributions” means the contributions deferred by Participants and allocated to Participants’ Deferral Contributions Account, pursuant to Article III below.

2.10	Deferral Contributions Account

“Deferral Contributions Account” means the Subaccount recording Deferral Contributions of the Participant, pursuant to Article III below, of Eligible Salary Deferrals and Eligible Bonus Deferrals, as adjusted for allocations of Earnings, distributions, and other factors affecting the value of such Subaccount.

2.11	Disability

“Disability” means a disability which results in the Participant:

(i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii) being, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of mt less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

Determination of Disability under this Plan shall be made by the Plan Administrator according to these guidelines and in accordance with Code Section 409A.

2.12	Discretionary Contributions

“Discretionary Contributions” means the contributions, if any, made by the Company or any Participating Company to the Plan, which are in addition to Matching Contributions. The aggregate amount of Discretionary Contributions allocated to the Plan for any Plan Year shall be such amount as determined by the Board in its sole discretion. The vesting schedule for Discretionary Contributions shall be determined by the Board.

2.13	Discretionary Contributions Account

“Discretionary Contributions Account” means the Subaccount recording Discretionary Contributions made to the Plan on behalf of the Participant, as adjusted for Earnings, distributions, and other factors affecting the value of such Subaccount.

2.14	Eligible Bonus

“Eligible Bonus” means an incentive award payable to the employee (other than a Stock Option Gain) that is specified by the Board (or that is part of a category of awards that is specified by the Board) as an “Eligible Bonus” for purposes of the Plan, whether or not paid in the calendar year for which the incentive award relates, or included on the Federal Income Tax Form W-2 for such calendar year.

2.15	Eligible Employee

“Eligible Employee” means a key employee designated as an Eligible Employee by the Plan Administrator. An individual designated as an Eligible Employee for one Plan Year shall remain an Eligible Employee for future Plan Years unless and until the Plan Administrator designates him or her as ineligible, in which case such participant shall be ineligible to defer Compensation in future Plan Years, unless later determined to be an Eligible Employee again. In determining who is eligible to participate in the Plan, the Plan Administrator shall restrict eligibility to employees who are either highly compensated or management employees, or both; and may impose additional eligibility restrictions, in general or in particular cases.

2.16	Eligible Salary

“Eligible Salary” means an Eligible Employee’s annual base salary, which is comprised of cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Eligible Bonuses, incentive awards, commissions, overtime, fringe benefits, stock options or other stock or equity compensation, relocation expenses, incentive payments, non- monetary awards, directors fees and other fees, severance payments, expense reimbursements, automobile and other allowances paid to a Participant for employee services rendered (whether or not such allowances are included in the employee’s gross income). Eligible Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant to all qualified or non-qualified plans of the Company or any Participating Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 401(e)(3), 402(h) or 403(b) pursuant to plans established by the Company or any Participating

Company; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the employee.

2.17	40l(k) Matching Contribution

“401(k) Matching Contribution” means the amount, if any, of contribution made by the Company or any Participating Company to the Participant’s Matching Contribution Account, which shall be equal to any lost employer matching contribution under the TVI, Inc. 401(k)/Profit Sharing Plan (“401(k) Plan”), but which could not be contributed to the 401(k) Plan as a matching contribution to that plan by reason of Code Section 401(k) and the regulations issued thereunder, or which may not be contributed to the 401(k) Plan by reason of the limitations set forth in Code Section 402(g).

2.18	Matching Contributions

“Matching Contributions” means, for any Plan Year, the matching contribution rate (which may be zero), expressed as a percentage of the Participant’s Annual Deferral, if any, for such Year, designated by the Board in its sole discretion.

2.19	Matching Contributions Account

“Matching Contributions Account” means the Subaccount recording Matching Contributions and 401(k) Matching Contributions made to the Plan on behalf of the Participant, as adjusted for allocations of Earnings, distributions, and other factors affecting the value of such Subaccount.

2.20	Participant

“Participant” means an Eligible Employee who has made an election pursuant to Section 3.03 and whose accounts hereunder have a positive balance.

2.21	Participating Company

“Participating Company” means any employer selected by the Company to participate in the Plan including a Related Company. TVI, Inc. and Savers Recycling, Inc. shall be considered “Participating Companies” under the Plan. The Company is also a “Participating Company”.

2.22	Person

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

2.23	Plan

“Plan” means this Savers, Inc. Executive Deferral Plan, as the same may be amended or restated from time to time.

2.24	Plan Administrator

“Plan Administrator” means the Executive Compensation Committee of the Board, or any other Person designated by the Board to serve as Plan Administrator.

2.25	Plan Year

“Plan Year” means the calendar year.

2.26	Related Company

“Related Company” shall mean any corporation that is a member of a controlled group of corporations of which the Company or a Participating Company is a member, or any unincorporated trade or business that is under common control of or with the Company or any Participating Company as determined under Code Section414(b). For purposes of this definition, a “controlled group of corporations” shall mean a controlled group of corporations as defined in Code Section 1563(a)(4) and (e)(3)(C).

2.27	Savers Inc. 401(k) Plan

“Savers, Inc. 401(k) Plan” means the tax-qualified 401(k) or other tax-qualified savings plan maintained by the Company or any Participating Company, or, if there is more than one such plan, the plan designated by the Plan Administrator.

2.28	Section

“Section” means a section of the Plan.

2.29	Stock Option Gain

“Stock Option Gain” means any incremental shares of Savers, Inc. Common Stock that a Participant is entitled to receive as a result of the Participant’s paying the exercise price of a Savers, Inc. compensatory stock option for shares of Savers, Inc. Common Stock. Stock Option Gains are not eligible for deferral under the Plan.

2.30	Subaccount

“Subaccount” means one or more of the Deferral Contributions Account, Matching Contributions Account and Discretionary Contributions Account.

2.31	Unforeseeable Emergency

“Unforeseen Financial Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Section 152(a) of the Code), or Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.32	Year of Service

“Year of Service shall mean each year of service since the Participant’s employment with the Company, as such is measured under the terms of the 401(k) Plan

ARTICLE III: ELIGIBILITY AND ELECTION TO DEFER

3.01	Eligibility

Each Eligible Employee shall be eligible to participate in the Plan as of the date designated by the Plan Administrator.

3.02	Deferral Amounts

Each Participant shall be eligible to defer up to 100% (or such lesser percentage as the Plan Administrator may determine on an annual basis) of his or her Eligible Salary and/or Eligible Bonus for the Plan Year (or the period thereof during which the election is in effect). Any such deferral must be made in integral multiples of 1% of the Eligible Salary or Eligible Bonus (as the case may be). Notwithstanding the foregoing, the Board in its sole discretion may at any time, or from time to time, decrease or increase the portion of an Eligible Employee’s annual compensation that constitutes Eligible Salary and/or Eligible Bonus.

3.03	Election to Defer

A Participant’s election to defer any portion or all of his or her Eligible Salary or Eligible Bonus for a Plan Year shall be made in accordance with this Section 3.03.

(a)

Eligible Salary Deferral Election. Except as hereinafter provided, each Eligible Salary deferral election must be made, in accordance with rules prescribed by the Plan Administrator, before the beginning of the Plan Year in which the deferred amount is to be earned. A Participant may make an election to defer a specified percentage of his or her Eligible Salary which would otherwise be payable by the Company or Participating Company to the Participant during the Plan Year. Such Eligible Salary deferral election must be accepted by the Plan Administrator to be valid.

(b)

Eligible Bonus Deferral Election. With respect to an Eligible Bonus otherwise earned in any Plan Year, a Participant must make an election to defer such Eligible Bonus before the beginning of the Plan Year in which the deferred amount is earned. A Participant may make an election to defer a specified percentage of his or her Eligible Bonus which would otherwise be payable by the Company or Participating Company to the Participant during the Plan Year. Such Eligible Bonus deferral election must be accepted by the Plan Administrator to be valid.

(c)

Initial Deferral Election. An individual who first becomes an Eligible Employee during a Plan Year may make an election, within thirty (30) days of having been determined to be eligible, to defer Eligible Salary earned during subsequent periods in such Plan Year, so long as the Eligible Employee has not previously exercised a mid-year initial deferral election for a similar deferred compensation plan offered by the Company or any Participating Company..

(d)

Deferral Election Form. Each deferral election shall be in a form acceptable to the Plan Administrator and if timely made shall take effect when accepted by the Plan Administrator. A deferral election that has been accepted by the Plan Administrator shall be irrevocable once the deadline for the election has passed. Notwithstanding the foregoing, the Plan Administrator may terminate a deferral election in the event of an Unforeseeable Emergency of a Participant, as further described in Section 5.04 below.

(e)

Election Content. Subject to such rules and additional requirements as the Plan Administrator may prescribe, each deferral election shall specify the amount or amounts to be deferred, the period of deferral (consistent with Section 5.03 below), and the form of distribution (consistent with Section 5.02 below).

3.04	Termination of Participation

A Participant’s participation in the Plan shall terminate when a Participant’s employment with the Company or any Participating Company terminates (even though he or she may be employed by a Related Company which is not a Participating Company), and all amounts due and payable to the Participant under Plan provisions and according to the Participant’s election have been paid out to the Participant. A Participant who is no longer an Eligible Employee, but has not terminated employment with the Company or any Participating Company, may not file any future Compensation Deferral Agreements under the Plan, but will otherwise continue to have all of the rights of a Participant under the Plan with respect to the Participant’s Account balance.

ARTICLE IV: ACCOUNTS; CREDITS AND OTHER ADJUSTMENTS

4.01	Accounts

(a)	Establishment of Accounts. A separate bookkeeping account shall be maintained for each Participant. Each such account shall be credited, or charged, as the case may be, with the following:

(i) amounts deferred by the Participant pursuant to Section 3.03,

(ii) the credits, if any, described in Sections 4.02 and 4.03 below, as applicable, and

(iii) adjustments, if any, described at Section 4.04 below.

(b)	Subaccounts. Within each Participant’s account, separate bookkeeping Subaccounts shall be maintained to the extent necessary for the administration of the Plan.

4.02	Matching Contributions

(a)

Credit of Matching Contributions. There shall be credited to the Participant’s Account an additional 401(k) Matching Contribution. The 401(k) Matching Contributions described in this subsection (a) shall be credited to the Participant’s Account upon the close of the 401(k) Plan year and completion of required 401(k) discrimination testing. Once the amount of match that cannot be made in the 401(k) plan is established, that amount will be credited to this Plan as soon as practical, but not later than March 15th following the close of the 401(k) Plan year.

An additional discretionary Matching Contribution may be credited to the Participant’s Account, at the discretion of the Board. If such Matching Contribution is made, it will be credited at a time and in a manner as designated by the Board at the time of the Matching Contribution award.

(b)

Vesting of Matching Contributions. All 401(k) Matching Contributions, as well as any other Matching Contribution awarded by the Board, shall be vested to the Participant at twenty percent (20%) per Year of Service, with 100% vesting after five Years of Service.

(c)

Additional Requirements. The Plan Administrator may impose additional rules and requirements with respect to eligibility for, or the administration of, the Matching Contributions and 401(k) Matching Contributions, described in this Section 4.02.

4.03	Discretionary Contributions

The Board in its sole discretion may provide for additional Discretionary Contributions to be made to the accounts of one or more Participar1s.

4.04	Hypothetical Investment Performance; Other Adjustments

(a)

Earnings. Each account shall be periodically adjusted to reflect hypothetical investment gains and losses (“Earnings”) based on a notional investment of the account in one or more investment alternatives (“tracking investments”). The Board shall specify the tracking investments to be used for purposes of the Plan. Subject to such rules and procedures as the Plan Administrator may prescribe, a Participant may allocate the notional investment of his or her account among the available tracking investments. The procedures applicable to such notional investment decisions need not be uniform for all tracking investments. For example, the Plan Administrator may permit daily changes in the notional investment of accounts with respect to tracking investments.

(b)

Date of Deemed Investment. Annual Deferrals shall be deemed invested (in accordance with the Participant’s notional investment election) as soon as practicable after the date on which they would have been paid to the Participant absent deferral hereunder. The date of the deemed or notional investment shall be determined by the Plan Administrator. The notional investment of any annual deferral or portion thereof in any tracking investment shall be based on the fair market value of the tracking investment for the date the Eligible Salary or Eligible Bonus, as the case may be, would have been paid absent deferral hereunder.

(b)

Notional Investment Changes. Where any portion of an Account is notionally reallocated from one tracking investment to another, the “sale” and “purchase” shall be deemed to have occurred on such date or dates as the Plan Administrator may determine, and the amount reallocated shall be determined based upon the fair market value of the relevant tracking investment on the date of the deemed sale or the deemed purchase, as the case may be.

(c)

Withdrawals and Distributions. Each Account shall be adjusted (reduced) to reflect any withdrawals or distributions with respect to the Account under the Plan. Each such withdrawal or distribution shall be reflected in the notional investment of the balance of the Account on such basis as the Plan Administrator determines.

(d)

Dividend Equivalents. To the extent notionally invested in any tracking investment, a Participant’s Account shall be adjusted to reflect the deemed reinvestment (based on the fair market value of such tracking investment on the date specified by the Plan Administrator for such adjustment) of dividends and other distributions with respect to the tracking investment.

(e)

Recapitalization, Stock Dividends. In the event of a stock dividend, stock split, recapitalization, merger or similar event affecting a tracking investment, the Plan Administrator, in its sole discretion, shall make such adjustments, if any, to Accounts as it determines are equitable under the circumstances.

4.05	No Funding; Use of Grantor Trust

Nothing herein shall be construed as requiring the Company or any Participating Company or any other person to set aside in trust or otherwise to fund (prior to payment) any of the deferred compensation obligations described in the Plan. Notwithstanding the foregoing, the Board in its discretion may establish a so-called “rabbi” trust or similar grantor trust, in compliance with Code Section 409A, to assist the Company and/or any Participating Company in meeting their respective obligations under the Plan (without, however, constituting a “funding” of the Plan for federal income tax purposes or for purposes of ERISA) and may cause assets to be contributed to such trust in such amounts and subject to such conditions as it determines. The Company and any Participating Company or the trustee of any such trust may, but shall not be required to, invest their respective assets in a manner designed to mirror, in whole or in part, the notional investment directions of Participants and Beneficiaries with respect to Plan Accounts, but no such program of mirror investments shall be deemed to give any Participant or Beneficiary any preferred claim on any of the assets so invested. The rights of Participants and their Beneficiaries under the Plan constitute mere unsecured claims against the general assets of the Company and its subsidiaries.

ARTICLE V: PAYMENTS

5.01	Effect of Deferral

A Participant’s deferral election pursuant to Section 3.03 shall constitute a waiver of his or her right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable at the times and in the amounts specified in this Article V. No other amounts shall be due under the Plan or otherwise as a result of a Participant’s deferral election pursuant to Section 3.03.

5.02	Method of Payment

(a)

Distributions. All distributions and withdrawals under the Plan shall be in cash. Distributions as a result of termination of employment, for whatever reason, including death, disability and retirement, shall be paid in a lump sum. If so elected by the Participant, in-service Distributions shall be made according to the written election of the Participant, which shall be filed with the Plan Administrator prior to the commencement of the deferral period. Such election shall include the form of Distribution elected by the Participant, which can be in a lump sum, or in equal annual installments of up to five years. The Plan Administrator may prescribe rules permitting changes by an Eligible Employee in his or her election or elections under this Section 5.02; provided, that:

(i) no change in election made one year or less prior to the date distribution of the Participant’s benefit would have been made or would have commenced (without regard to such change) shall be effective;

(ii) in the case of an election related to payment at a specified time, the first payment with respect to which such election is made must be deferred for at least five years from the date the payment would otherwise have been made, and

(iii) no change in election shall operate to accelerate to a specified date within one year following such election the date distribution of the Participant’s benefit is to be made or to commence.

Under no circumstance may a change of distribution election result in an acceleration of payments in violation of Code Section 409A.

Notwithstanding the foregoing, in the event a Participant chooses to make a change in payment election prior to December 31, 2008, such change of payment election shall specifically comply with the IRC Section 409A interim guidance and transition rules promulgated by the Internal Revenue Service addressing payout elections filed prior to December 31, 2008.

(b)

Installment Payments. In the event the Participant has made an election to receive an in-service Distribution in installments, the installment election shall be considered to be a single election. Calculation of the amount due at each installment date shall be determined as follows:

(i) the amount of each installment shall be determined by dividing the vested account balance by the number of remaining installments,

(ii) and the account balance shall continue to be adjusted for notional investment experience until distributed in full.

(c)

De Minimus Accounts. Notwithstanding the foregoing, if the Participant’s Account balance, on the date that distributions are to be commenced, is fifteen thousand, five hundred dollars ($15,500.00) or less, the Account balance shall be automatically distributed in the form of a single lump sum

5.03	Time of Distribution (or Commencement of Distribution)

(a)

Termination of Employment. Except as provided in this Section 5.03, a Participant’s vested account shall be distributed as soon as reasonably practicable after termination of the Participant’s employment with the Company and its subsidiaries, in accordance with Section 5.03(e).

(b)

Selected Payment Dates. The Plan Administrator may prescribe rules under which a Participant may elect to have payment of his or her Account made (or commence) on or as soon as practicable following a fixed future date; provided, that if the employment with the Company or its subsidiaries of a Participant who has made such an election terminates prior to the payment commencement date specified in that election, then such payment shall be made in a single lump sum as soon as practicable after the termination of the Participant’s employment with the Company or its subsidiaries.

(c)

Disability. If a Participant become disabled while a Participant in the Plan and prior to commencement of receipt of benefits, the Participant’s Account balance shall, as soon as practicable after the Plan Administrator determines Disability under the Plan, be distributed in a lump sum to the Participant, in accordance with Section 5.03(e).

(d)

Death. If a Participant dies prior to the commencement or completion of distributions to the Participant under the Plan, the remaining balance of the Participant’s account shall, as soon as practicable after the Plan Administrator receives notice of such death, be distributed in a lump sum to the Participant’s Beneficiary or Beneficiaries, in accordance with Section 5.03(e).

(e)

Commencement of Distribution. As indicated above, when distributions become due to a Participant, all payments will be made as soon as practicable. Notwithstanding the foregoing, all payments will commence (unless a dispute occurs or the Plan Administrator has other just cause, as defined in IRC Section 409A, to delay payment) no later than the later of:

(i) Ninety (90) days from the date of the event that triggered payment; or

(ii) the first day of the Plan year immediately following the date of the event that triggered payment.

Notwithstanding any other provision of the Plan, or election of the Participant, in the event the Participant is found to be a “Specified Employee”, as defined in Sections 409A and Section 416(i) of the Code, any benefit payments due and payable to the Participant as a result of termination of employment shall be held for a period of six months following the Determination Date.

5.04	Unforeseeable Emergency

Upon request by a Participant who has suffered an Unforeseeable Emergency, the Plan Administrator may authorize the payment to the Participant of such portion of the Participant’s Account, not to exceed the vested balance thereof, as in the opinion of the Plan Administrator is needed to meet the Unforeseeable Emergency and to pay such taxes as may be reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not in itself constitute or cause a severe financial hardship). The Plan Administrator may require that a Participant making a request under this subsection provide to the Plan Administrator such evidence supporting the claim of Unforeseeable Emergency as the Plan Administrator deems necessary. In the event a withdrawal is allowed due to an Unforeseeable Emergency, the requesting Participant’s existing deferral election for the current Plan Year shall be terminated.

5.05	Vesting

(a)

Vested Accounts. Except as otherwise provided by the Board, all Deferred Contribution Accounts under the Plan shall be fully vested at all times, subject to the forfeiture provisions of Section 5.05(b) below. All 401(k) Matching Contributions and Matching Contributions, shall be vested in accordance with Section 4.02(b). All Discretionary Contributions shall be vested as designated by the Board at the time of the Discretionary Contribution. The fact that an Account is vested in whole or in part shall not be construed as a guaranty by the Company or any other person against a decline in the Account balance by reason of notional investment experience, nor shall the vested status of an Account give any Participant or Beneficiary any preferred claim on any asset of the Company or its subsidiaries or any other person.

(b)

Account Forfeiture. A Participant whose employment is terminated as a result of his or her commission of a felony or who, while employed by the Company, any Participating Company or a Related Company, or after termination of employment for any reason, misuses or misappropriates assets or confidential information of the Company, any participating Company or Related Company, or violates such other forfeiture provisions as the Plan Administrator may determine, shall forfeit any and all rights to payments under the Plan except as the Plan Administrator may otherwise determine. Except in the case of termination as a result of the commission of a felony, no benefit shall be forfeited pursuant to this Section 5.05(b) unless the Plan Administrator shall first have delivered to the Participant a written notice setting forth the grounds for forfeiture and giving the Participant and his or her legal representative a reasonable opportunity to be heard.

5.06	Withholding: Payroll Taxes

The Company shall withhold from payments hereunder any taxes required to be withheld from such payments under federal, state or local law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405 of the Code, or any successor thereto.

5.07	Incompetent

If the Plan Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to a guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person, or the Plan Administrator may direct the payment of such benefit in such manner as the Plan Administrator considers advisable. Any payment of a benefit shall be a payment for the Account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE VI: BENEFICIARY DISIGNATION

6.01 Beneficiary Designation

If a Participant is married on the date of his or her death, then the Participant’s Beneficiary shall be the Participant’s spouse, unless the Participant has named a Beneficiary or Beneficiaries (other than the Participant’s spouse) with the spouse’s consent to receive the balance of the Participant’s interest in the Plan in the event of the Participant’s death prior to the payment of his or her interest. To be effective, any Beneficiary designation shall be filed in writing with the Plan Administrator. A Participant may revoke an existing Beneficiary designation by filing another written Beneficiary designation with the Plan Administrator. The latest Beneficiary designation received by the Plan Administrator shall be controlling.

6.02	No Valid Beneficiary

If an effective Beneficiary designation is not made by a Participant, or if the Participant survives all named Beneficiaries, the Participant’s interest in the Plan shall be paid in the following order of precedence:

(a)	The Participant’s spouse;

(b)	The Participant’s estate.

ARTICLE VII: CLAIMS FOR BENEFITS

7.01	Claim for Benefits

Any claim for benefits under the Plan shall be made in writing to the Plan Administrator. If such claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

(a)	The specific reason or reasons for denial of the claim;

(b)	A reference to the relevant Plan provisions upon which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claim review procedure.

7.02 Request for Review of a Denial of a Claim for Benefits

Upon the receipt by the claimant of written notice of denial of the claim, the claimant may file a written request to the Plan Administrator, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Plan Administrator. In connection with the claimant’s appeal of the denial of his claim, the claimant may review relevant documents and may submit issues and comments in writing.

7.03	Decision Upon Review of Claim Denial

The Plan Administrator shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to 120 days. Such decision shall:

(a)	Include specific reasons for the decision;

(b)	Be written in a manner calculated to be understood by the claimant; and

(c)	Contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Plan Administrator shall be final and binding in all respects on the Company, Participating Company, and the claimant.

7.04	Dispute Resolution

Notwithstanding the preceding sections, after the Plan Administrator decides a claim, any dispute between a Participant (or Beneficiary) and the Company or any Participating Company as to the interpretation or application of the provisions of a Plan and amounts payable hereunder may, at the election of any party to such dispute, be determined by binding arbitration in the State of Washington in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. All fees and expenses of such arbitration shall be paid by the party bringing such arbitration.

The right to select arbitration shall be solely that of the Participant (or Beneficiary) in his or her sole discretion. Arbitration is not mandatory on the Participant (or Beneficiary), and the Participant (or Beneficiary) may choose to bring an action in an appropriate civil court. However, once arbitration is commenced by Participant (or Beneficiary), it may not be discontinued without mutual consent of all parties to the arbitration.

ARTICLE VIII: PLAN ADMINISTRATION, AMENDMENT, TERMINATION

8.01	Plan Administration

Except to the extent the Plan specifically provides otherwise:

(a)

Authority. The Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to determine the proper recipient of any distribution under the Plan; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; the right to make factual findings under the Plan; and the right otherwise to interpret the Plan in accordance with its terms. It is the intent of the Plan that the Plan Administrator shall apply the rules, regulations and provisions of Section 409A in all Plan interpretations, amendments and applications.

(b)

Indemnity. The Plan Administrator’s determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties. The Company and Participating Companies shall indemnify and hold harmless the Plan Administrator from all liability, claims, damages and expense the Plan Administrator may incur while acting in good faith in the administration of the Plan. The Plan Administrator may, from time to time, delegate all necessary administrative duties, employ agents and delegate to them such duties as it sees fit and consult with counsel, who may be counsel to the Company or Participating Companies.

8.02	Plan Amendment

The Board may amend or suspend the Plan at any time. Any amendment to the Plan sha11 be in writing. Upon suspension of any future deferrals of the Plan, all amounts deferred before the date of suspension, and any rights to payment with respect to such deferred amounts, shall continue to be governed by the provisions of the Plan

8.03	Plan Termination

The Board may terminate the Plan under the following circumstances:

(a)	Upon a Change of Control of the Company;

(b)	Coincident with the liquidation of the Company; or

(c)	If all the following conditions are met:

(i) All similar deferred compensation arrangements of Company and Participating Companies also are terminated with respect to all Participants in all arrangements;

(ii) No payments other than those otherwise payable under the Plan absent a termination of the Plan are made within twelve (12) months of Plan termination;

(iii) All payments are made within twenty-four (24) months of Plan termination; and

(iv) Company and Participating Companies do not adopt a new plan within three years following the date of Plan termination.

Upon termination of the Plan, amounts payable under the Plan to Participants shall be equal to the vested balance in the Participant’s Account, and shall be paid out in a lump sum to the Participants (or their Beneficiaries).

ARTICLE IX: MISCELLANEOUS

9.01	Notice

Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Vice President of Human Resources

Savers, Inc.

11400 S.E. 6th Street, Suite 220

Bellevue, WA 98004

Such notice shall be deemed given as of the date of delivery to the Plan Administrator.

Any notice or filing required or permitted to be given to a Participant or Beneficiary under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant or Beneficiary, as applicable.

9.02	Successors

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

9.03	Rights Not Assignable

A Participant’s rights and interest under the Plan may not be assigned or transferred. In the case of any former Participant’s death, payment, if any, under the Plan shall be made to the Participant’s Beneficiary in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Plan Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Plan Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Plan Administrator shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse. The Plan Administrator has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(l)(B)).

9.04	Inability to Locate Participants and Beneficiaries

Each Participant or Beneficiary entitled to receive payment under the Plan shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable for a period of thirty-six (36) months to locate a Participant or Beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participant or

Beneficiary shall be forfeited. Should such a Participant or Beneficiary contact the Plan Administrator requesting payment thereafter, the Plan Administrator shall, upon satisfaction of its requests for any corroborating documentation, restore and pay the forfeited payment, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

9.05	Certain Rights Reserved

Nothing in the Plan shall confer upon any employee of the Company, any Participating Company or any Related Company, or upon any other Person, the right:

(a)

to continue in the employment or service of the Company or any Participating Company or Related Company or affect any right that the Company or any such Participating Company or Related Company may have to terminate the employment or service of (or to demote or to exclude from future participation in the Plan) any such employee or other Person at any time for any reason;

(b)	to participate in the Plan; or

(c)	to receive an annual base salary or other remuneration of any particular amount.

9.06	Severability

If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and, if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

9.07	Titles and Headings Not to Control

The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in the Plan are placed herein for convenience of reference only and, as such, shall have no force or effect in the interpretation of the Plan.

9.08	Governing Law

To the extent not preempted by federal law, the provisions of the Plan will be construed and enforced in accordance with the laws of the State of Washington, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer.

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